Exhibit 10.50

AMENDMENT NO. 1 TO

M-FOODS HOLDINGS, INC.

AMENDED AND RESTATED 2003 STOCK OPTION PLAN

WHEREAS, M-Foods Holdings, Inc. (the “Company”) desires to amend its Amended and Restated 2003 Stock Option Plan (the “Plan”); and

WHEREAS, this Amendment No. 1 has been approved by the Board of Directors of the Company.

NOW, THEREFORE, in accordance with Section 7(a) of the Plan, the Plan is hereby amended as of April 9, 2008 as follows:

1. Section 4 of the Plan shall be amended by deleting the number 32,277 in the third line thereof and replacing it with 31,707.

2. Section 6(d) of the Plan shall be amended by deleting the second sentence thereof in its entirety and replacing it with the following sentence: “Unless otherwise provided in the applicable Award Agreement, if, for any reason, a Participant is terminated from employment by the Company or any of its Subsidiaries, all unvested Options shall be cancelled.”